Michael Wellesley-Wesley President and Chief Executive Officer (631) 845-2000	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2011

Chyron Announces Resignation of Director Richard Parker Greenthal

Melville, N.Y., October 7, 2009 -- Chyron Corporation (NASDAQ: CHYR) announced today that effective October 1, 2009, Mr. Richard Parker Greenthal resigned as a Director of the Corporation to pursue other interests. Mr. Greenthal and the Company note that Mr. Greenthal is not resigning because of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.  At the time of his resignation, Mr. Greenthal served as a member of the Audit and the Corporate Governance and Nominating Committees of the Board of Directors of the Company. The Company thanks Mr. Greenthal for his service as a member of the Board.

With Mr. Greenthal's resignation, the Corporation no longer complies with the NASDAQ's requirement of three independent Audit Committee Members pursuant to Listing Rule 5605. On October 6, 2009, the Corporation notified NASDAQ of its non-compliance with Listing Rule 5605;  and on October 6, 2009, the NASDAQ sent a letter to the Corporation notifying it that it was no longer in compliance with Listing Rule 5605 with respect to the requirement of three independent directors on such Committee due to the resignation of Mr. Greenthal.

Pursuant to NASDAQ Listing Rule 5605(c)(4)(A), the Corporation has a cure period for this deficiency until the earlier of (i) its next Annual Shareholders Meeting and (ii) October 1, 2010.  The Corporation's next Annual Shareholders Meeting is tentatively scheduled for May 12, 2010.  The Corporation intends to be in compliance with the three independent Director requirement for the Audit Committee prior to such date.

About Chyron

As the pioneer of Graphics as a Service for digital video media, Chyron continues to define the world of digital and broadcast graphics with Web, Mobile, HD, 3D and newsroom integration solutions. Winner of numerous awards, including two Emmys, Chyron has proven itself as a leader in the industry with sophisticated graphics offerings that include Online, Chyron's AXIS Graphics online content creation software, HD/SD switchable on-air graphics systems, clip servers, channel branding and telestration systems, graphic asset management and XMP integration solutions, and the award-winning WAPSTR mobile phone newsgathering application, as well as digital signage. For more information about Chyron products and services please visit the Company's websites at www.chyron.com, www.chytv.com and www.axisgraphics.tv (NASDAQ: CHYR).